FOR IMMEDIATE RELEASE                                 Direct Insite Corp.
                                                      80 Orville Drive
                                                      Bohemia, NY 11716
                                                      631-244-1500
                                                      631-563-8085 fax
Contact
Corporate:
George Aronson
Direct Insite Corp.
631.244.1500
george.aronson@directinsite.com


                DIRECT INSITE CORP. REPORTS THIRD QUARTER RESULTS

            Continued Revenue Growth and improved operating results

Bohemia, NY, December 10, 2003 - - Direct Insite Corp. (OTC:BB: DIRI) today announced its financial results for the three and nine month periods ended September 30, 2003.

Revenue for the three month period ended September 30, 2003, was $2,085,000 which represents an increase of $234,000 when compared to $1,851,000 for the three months ended September 30, 2002. For the nine month period ended September 30, 2003, revenue increased $1,006,000, to $6,354,000 an increase of nearly 19% when compared to $5,348,000 reported the nine month period ended September 30, 2002.

For the third quarter of 2003, the Company reduced its reported net loss attributable to common shareholders to $930,000 when compared to a net loss of $1,487,000 for the third quarter of 2002. For the nine month period ended September 30, 2003 the Company reported a net loss attributable to common shareholders of $3,382,000 an overall improvement of $1,450,000 when compared to a net loss attributable to common shareholders of $4,832,000 for the nine month period ended September 30, 2002. Basic and diluted loss per share was reduced to $0.23 for the three months ended September 30, 2003 compared to $0.39 loss per share for the three months ended September 30, 2002; and $0.85 loss per share for the nine months ended September 30, 2003, compared to $1.37 loss per share for the nine months ended September 30, 2002.

"We're pleased with the improved operating results we experienced this past quarter. Increased revenue growth in our core Electronic Invoice Presentment & Payment business called "Invoices On Line" or "IOL" as well as strong cost controls are providing us with great momentum as we move into 2004," stated Jim Cannavino, Chairman and CEO, Direct Insite Corp.

The financial information stated above and in the tables below has been abstracted from the Company's Form 10-QSB for the three and nine months ended September 30, 2003, filed with the Securities and Exchange Commission on December 9, 2003, and should be read in conjunction with the information provided therein.

                        Summarized Financial Information


Balance Sheet                                September               December 31,
                                             30, 2003                    2002
                                             ---------               ------------
                                            (Unaudited)                (Audited)

Total Current Assets                         $  1,637,000           $  2,789,000
Total Assets                                 $  3,354,000           $  4,891,000
Total Current Liabilities                    $  3,737,000           $  3,007,000
Total Shareholders' (Deficiency) Equity      $   (740,000)          $  1,212,000


    Statement of Operations                   For The Three   For The Three      For The nine         For The nine
                                              Months Ended     Months Ended      Months Ended         Months Ended
                                              September 30,   September 30,      September 30,         September 30,
                                                  2003             2002             2003                  2002
                                               Unaudited       Unaudited         Unaudited             Unaudited
                                              -------------   -------------   -------------------     --------------
    Revenue                                    $2,085,000       $1,851,000         $6,354,000           $5,348,000
    Operating loss                               $842,000       $1,180,000         $2,962,000           $3,408,000
    Other expenses                                $95,000         $307,000           $297,000           $1,424,000
    (Benefit ) from income taxes                $(109,000)          $--0--         $ (109,000)              $--0--
    Preferred stock dividends                   $ 102,000           $--0--           $231,000               $--0--
    Net loss attributable to common              $930,000       $1,487,000         $3,382,000           $4,832,000
    s/holders
    Basic and Diluted loss per share                $0.23            $0.39              $0.85                $1.37

Forward Looking Statements

All statements other than statements of historical fact included in this release, including without limitation statements regarding the company's financial position, business strategy, and the plans and objectives of the company's management for future operations, are forward-looking statements. When used in this report, words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to the company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the company's management, as well as assumptions made by and information currently available to the company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business and economic conditions, competitive factors and pricing pressures, capacity and supply constraints. Such statements reflect the views of the company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the company. Readers are cautioned not to place undue reliance on these forward-looking statements. The company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

About Direct Insite Corporation

Direct Insite Corp operates primarily as an Application Service Provider, generally referred to as an ASP, providing a Global Electronic Invoice Presentment and Payment (EIP&P) solution targeted at large enterprise customers based on a "data centric" approach that improves the delivery and management of high volumes of invoice related data while providing a customer workflow system that better manages the complexity of the presentation, analysis, dispute resolution, approval and payment process that reduces the administrative and operating expenses for both "Biller" and "Payer" alike. We also provide managed services related to our patented technology, d.b.Express(TM), a management information tool that allows users to visually data mine large volumes of transactional data via the Internet and a complete Internet Customer Care tool set integrated with our EIP&P product set. Through its wholly owned subsidiary, Platinum Communications, Inc., the Company offers an integrated solution of order entry, workflow management, provisioning, and invoice verification for large enterprise clients, currently marketed under the trade name AMS sometimes referred to as TAMS.

Headquartered in Bohemia, NY, with offices in Dallas, TX, and Chicago, IL, Direct Insite Corp. employs a staff of 73. For more information about Direct Insite Corp. call (631) 244-1500 or visit our web site at www.directinsite.com.